Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated December 10, 2018 with respect to the financial statements of Quail Run Services, LLC for the years ended December 31, 2017 and 2016 included in the Current Report on Form 8-K of NRC Group Holdings Corp. filed with the SEC on December 17, 2018, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of said report in the Registration Statement of NRC Group Holdings Corp. on Form S-8.

/s/ Jain & Jain, P.C.

Jain & Jain, P.C.

Sugar Land, Texas

April 5, 2019